Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated April 2, 2025, before the effects of the adjustments to retrospectively apply the discontinued operations reclassifications related to the dispositions described in Notes 14 and 15, the retrospective adjustments to share and per share data as a result of the reverse stock split as described in Note 1, as well as the correction of the error described in Note 16, relating to the consolidated financial statements of Stablecoin Development Corporation (f/k/a NovaBay Pharmaceuticals, Inc.) and subsidiaries (the “Company”) as of and for the year ended December 31, 2024, which included an explanatory paragraph related to the Company seeking approval from its stockholders for voluntary dissolution, included in its Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 11, 2026